Exhibit 3.1

AMENDMENTS TO BYLAWS
OF
COPSYNC, INC.

RESOLVED, Article IV, sec. 5 of the Company’s Bylaws is hereby amended and restated in its entirety to read as follows:

“Consents in Lieu of Meeting.
  Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, unless the Board approves in advance the taking of such action by means of written consent of stockholders, in which case such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation to its registered office in the State of Delaware, the Corporation’s principal place of business, or the Secretary of the Corporation.  Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Corporation by delivery to the Corporation’s registered office in the State of Delaware, the Corporation’s principal place of business, or the Secretary. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  An electronic transmission consenting to the action to be taken and transmitted by a stockholder, proxyholder or a person or persons authorized to act for a stockholder or proxyholder shall be deemed to be written, signed and dated for purposes hereof if such electronic transmission sets forth or is delivered with information from which the Corporation can determine that such transmission was transmitted by a stockholder or proxyholder (or by a person authorized to act for a stockholder or proxyholder) and the date on which such stockholder, proxyholder or authorized person transmitted such transmission.  The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.  No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and delivered to the Corporation by delivery either to the Corporation’s registered office in the State of Delaware, the Corporation’s principal place of business, or the Secretary of the Corporation.  Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.  Notwithstanding the limitations on delivery in the previous sentence, consents given by electronic transmission may be otherwise delivered to the Corporation’s principal place of business or to the Secretary if, to the extent, and in the manner provided by resolution of the Board.  Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders were delivered to the Corporation as provided in this section.”

RESOLVED, Article IX, sec. 1 of the Company’s Bylaws is hereby amended and restated in its entirety to read as follows:

“The officers of the corporation shall be chosen by the board of directors and shall be a chief executive officer, a president, a secretary and a treasurer. The board of directors in its discretion may also elect a Chairman of the board of directors. The board of directors or chief executive officer may also choose one or more vice-presidents, and one or more assistance secretaries and assistant treasurers.”

RESOLVED, Article IX, sec. 7 of the Company’s Bylaws is hereby amended and restated in its entirety to read as follows:

“The chief executive officer shall be the chief executive officer of the corporation and shall preside at all meetings of the shareholders and, in the absence of the Chairman of the board of directors,. The chief executive officer shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall have the power to call special meetings of the stockholders or of the board of directors or of the Executive Committee at any time.”

RESOLVED, Article IX is hereby amended by adding the following section. 7A:

“Section 7.A. President. The President shall have such power and perform such duties as may from time to time be assigned to such officer by the chief executive officer.”

RESOLVED, Article IX, sec. 8 of the Company’s Bylaws is hereby amended and restated in its entirety to read as follows:

“The chief executive officer shall execute bonds, mortgages and other contracts, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.”